Exhibit (a)(13)

11730 Plaza America, Suite 700

Reston, VA 20190

News Release

Contact:

Brian J. Clark, President

(703) 707-6751

NCI Announces Cash Tender Offer for Certain Out-of-the-Money Stock Options

RESTON, VA, August 23, 2012—NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), professional services, and solutions to U.S. Federal Government agencies, today announced its offer to purchase certain “out-of-the-money” stock options from NCI option holders for cash. The tender offer commenced August 22, 2012, and will expire—unless otherwise extended by the company—at 11:59 p.m. Eastern Daylight Time on September 19, 2012.

The tender offer applies to outstanding stock options held by current and former employees, officers, and directors of NCI that were granted prior to January 1, 2012, and have an exercise price equal to or greater than $10.00 per share provided that such stock options have not expired or will otherwise terminate prior to the expiration of the offering period. As of the tender offer commencement date, 788,956 eligible options are included in the offer, representing a total cash payment of approximately $1.2 million. All options tendered will be canceled and returned to the pool of available shares for future awards under NCI’s Performance Incentive Plan.

The total stock compensation and income tax expense from all options being tendered would reduce net income by approximately $4.2 million in the current quarter and full fiscal year. Of this amount, approximately $3.3 million relates to the acceleration of the remaining unamortized stock-based compensation expense associated with the unvested portions of the eligible options, as well as payroll and other related transaction costs. The write-off of associated deferred income tax assets would result in incremental income tax expense of approximately $0.9 million.

“Granting stock options and other equity incentives is an important component of NCI’s long-term compensation and retention philosophy for key managers and employees to help us create stockholder value and share in the value they create,” said Charles Narang, NCI’s Chairman and Chief Executive Officer. “Following an extensive review of our current compensation program and the impact of the decline in our common stock price on our incentive awards, we determined that providing the opportunity to obtain the more certain and immediate cash benefit as a result of this offer is in the best interests of NCI and the option holders. Future compensation expense from tendered unvested options will be reduced, as will the overhang associated with outstanding options that no longer serve as an effective incentive.”

If all unvested, out-of-the-money options eligible to participate in the offer were tendered, NCI would reduce current annualized stock compensation expense by approximately $1.2 million and would reduce future incremental income tax expense associated with the periodic write-off of deferred income tax assets resulting from the expiration or forfeiture of out-of-the-money options.

The impact of this tender offer was not included in the company’s previously issued financial guidance for the third quarter and full-year 2012 issued on August 1, 2012. Management will review the results of the tender offer and will revise guidance for fiscal 2012 during its third quarter earnings release and conference call.

About NCI, Inc.:

NCI is a leading provider of IT and professional services and solutions to U.S. Federal Government agencies. NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management and lifecycle support; engineering and logistics; health IT and informatics; and training and simulation. The company is a member of the S&P Small Cap 600 index. Headquartered in Reston, VA, NCI has approximately 2,300 employees and nearly 100 locations worldwide. For more information, visit our website at www.nciinc.com or e-mail investors@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this news release that do not address historical facts constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; a reduction in the overall U.S. Defense budget; volatility in spending authorizations for Defense and Intelligence-related programs by the Federal Government or a shift in spending to programs in areas we do not currently provide services; Federal Government shutdowns (such as that which occurred during the Federal Government’s 1996 fiscal year; other potential delays in the Federal Government appropriations process or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of Federal Government audits of our Government contracts; Government contract procurement risks (such as bid protests, small business set asides, etc.) and termination risks; competitive factors, such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); Federal Government agencies awarding contracts on a technically acceptable/lowest cost basis in order to reduce expenditures; failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; general economic conditions in the United States, including conditions that result from terrorist activities or war; and material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) Government contracts for services, (ii) outsourcing of activities that have been performed by the Government, (iii) Government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency-specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACs), agency-specific Indefinite Delivery/Indefinite Quantity (IDIQ) contracts, and/or schedule contracts with the General Services Administration, and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risks Factors” in NCI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and, from time to time, in other filings with the SEC, such as our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Any projections of revenue, margins, expenses, earnings, tax provisions, cash flows, benefit obligations, share repurchases, any statements of the plans, strategies and objectives of management for future operations, the execution of cost-reduction programs and restructuring and integration plans are also subject to factors that could cause actual results to differ materially from anticipated results.

The forward-looking statements included in this news release are only made as of the date of this news release, and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

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